Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information
	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Forms Real Estate Company to Maximize Value of HBU Properties

JACKSONVILLE, Florida, May 25, 2005 – Rayonier (NYSE:RYN) today said it is forming a real estate company, TerraPointe LLC, to maximize the value of its extensive higher-and-better-use (HBU) properties. Charles Margiotta, currently Senior Vice President, Business Development, has been named President of TerraPointe.

“Due to demographic changes, primarily in Florida and Georgia, a large amount of our timberland holdings have much higher value for development, recreation or conservation than for growing timber,” said Lee Nutter, Rayonier Chairman, President and CEO. “This is especially true in the fast-growing coastal counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where we own approximately 200,000 acres.”

“In recent years, real estate activities have become a significant contributor to our earnings and cash flow,” Nutter said. “Now, with an expanded and more strategic approach to this business, we expect to realize further value from our holdings without affecting cash flow from our timberland management operations.”

Nutter said that TerraPointe, to be based in Jacksonville, Florida, will evaluate Rayonier timberlands and integrate plans for existing and emerging HBU properties into both near-term and long-term sales and marketing strategies. He said the company will expand its focus from sales of medium and large tracts of land to include more value-added activities such as pre-development infrastructure improvements or partnerships with other developers, when appropriate.

“With his experience, vision, and organizational skills, Charlie is particularly well-suited to lead this new venture,” Nutter said. “As our top business development executive, he has played a key role in our conversion to a REIT and in acquisitions of more than one million acres of timberland, many of which are HBU properties. Charlie also has invaluable experience in building organizations having served as Rayonier New Zealand’s first managing director, and has been instrumental in developing our strategic plans for the expanded real estate business.”

Rayonier is the seventh largest private timberland owner in the U.S. with approximately two million acres in Florida, Georgia, Alabama and Washington. In addition, the company owns, or manages for others, nearly 250,000 acres in New Zealand and Australia. Rayonier is also the world’s leading producer of specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

A brief conference call will be held on Thursday, May 26 at 10:00 a.m. EDT to discuss these developments. Interested parties are invited to listen to the conference call by dialing 312-461-9457. Listeners should call in 15 minutes prior to the start of the teleconference. To listen via the live webcast, log onto www.rayonier.com and follow the link. A replay will also be available on the site shortly after the call where it will be archived for one month.

Comments included in this release which are not historical facts are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements are prefaced with words such as “expect,” “estimate,” “believe,” “anticipate,” “plan,” “should,” “forecast,” or similar words or expressions. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in economic conditions, particularly in the Southeastern U.S.; changes in interest rates; fluctuations in demand for or supply of real estate; competition with other marketers and developers of real estate in the areas in which the Company operates; the ability of the Company to identify and complete real estate transactions which provide acceptable financial returns for the Company; unexpected delays in the negotiation and completion of real estate transactions; changes in law or policy that might limit or restrict the development of real estate, particularly in the Southeastern U.S.; the ability to obtain permits, entitlements and approvals necessary for the development of real estate projects, and unexpected delays in the timing thereof;

and implementation or revision of laws, regulations and policies affecting the environment, endangered species or taxes, including changes in tax laws affecting real estate acquisitions, sales and development. Forward-looking statements are not guarantees of future performance, and undue reliance should not be placed on them. Other factors that could cause results to differ materially from those contemplated in connection with one or more forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the Company’s other filings made with the Securities and Exchange Commission.

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